PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 14, 1995

NEWMONT MINING CORPORATION

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          This Prospectus Supplement should be read in conjunction with the
Prospectus dated November 14, 1995 attached hereto (the "Prospectus"). Capitalized terms used and not defined in this Prospectus Supplement have the respective meanings given to such terms in the attached Prospectus.
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                                 EXPIRATION OF
                             CONVERSION PRIVILEGES


          A total of 5,749,692 of the 5,750,000 outstanding Depositary Shares were duly tendered for conversion prior to 5:00 P.M., New York City time, on the Final Conversion Date, resulting in the issuance by the Company of 7,898,968 shares of Common Stock. The 308 Depositary Shares not surrendered for conversion will be redeemed on the Redemption Date at the Redemption Price.


                              STANDBY ARRANGEMENT

          Although 308 Depositary Shares were not surrendered for conversion prior to 5:00 P.M., New York City time, on the Final Conversion Date, the Company agreed to waive the obligation of the Purchasers under the Standby Agreement to purchase from the Company such whole number of shares of Common Stock as would have been issuable upon conversion of such Depositary Shares.


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The date of this Prospectus Supplement is December 11, 1995